Exhibit 10.9

                                SAFARI ASSOCIATES, INC.
                          64 Edson Street, Amsterdam, NY 12010
                          Voice 518-842-6500  Fax 518-842-6657

                                     January 9, 2003

U.S. Manufacturing And Assembling Company, Inc.
8 E. Heritage Drive
Harriman, NY 10926

Attn: Michael Altro, President

Dear Mr. Altro:

This letter is intended to set forth our agreement regarding the manufacture of the Flame Tame.

Subject to the conditions and terms set forth in this letter, Safari Associates, Inc., grants you the exclusive right to manufacture the Flame Tame for us. The term of this agreement to manufacture is for a period of five years commencing on February 1, 2003. As a condition to this agreement you are to commence production on or before March 1, 2003. Provided we are satisfied with your performance of this agreement and provided further you are not in default under any of the terms hereof, if we agree to the cost of the units to us, the term of this agreement shall be extended year to year after the conclusion of the original term.

You agree that commencing on or before March 1, 2003, you will have established a manufacturing facility that will have the capacity to manufacture at least 10,000 units a month. You further agree that should sales of the Flame Tame require that your manufacturing capacity be increased so that deliveries can be made within thirty
(30) days of receiving an order, you will increase your manufacturing capacity within thirty days of receipt of a notice from us that such increase in manufacturing capacity is necessary in order to meet orders. You further agree to keep a reasonable inventory of Flame Tame units in stock so as to meet orders within the aforesaid thirty-day period. You shall provide us with a monthly statement showing the inventory that you have on hand at the end of the prior month.

You are fabricating the production prototype. This agreement shall not become operative until and unless we approve the production prototype prior to March 1, 2003. Such approval must be in writing and signed by an officer of this Company.

The price per unit is to be mutually agreed upon in writing between our respective companies. Said cost shall not exceed a unit price that we can purchase said units from another manufacturer upon a competitive bid.

It is agreed that this contract cannot be assigned by you or subcontracted to another company.

Manufacturing quality control established by you to prevent manufacturing defects must be approved by us.

You agree to manufacture an initial inventory of at least 1,000 units prior to the end of March, 2003. Furthermore, we will not seek delivery of units until sold and it is agreed that you will ship units as requested by us. Risk of loss shall remain with you until units are actually delivered to our customers. We will do all invoicing for units shipped. You will supply us with documentation on a daily basis of all shipments made by you to our customers. We will have thirty (30) days after shipments are received by our customers to pay for any units shipped by you pursuant to our instructions.

Both of our respective companies will carry product liability insurance in the minimum amount of one million dollars per claim based upon death or injury allegedly caused by a defect in the product. Should any claim for damages be made or any action commenced for damages that falls within product liability against either of our companies, neither company will settle such a claim or action without the written approval of the other company. Each company shall be responsible for its own insurance premiums. A copy of insurance coverage must be supplied by each company to the other.

No action instituted against your company based upon an allegation that the Flame Tame infringes upon some third party patent can be settled by you without our prior approval given to you in writing. It is further understood and agreed that you have no interest in our patent No. 6, 003, 609. Furthermore, should you or any of your employees or consultants improve upon the Flame Tame, any right to an improvement patent shall be assigned to us.

This agreement is not intended to create any agency between our companies and your relationship to us is limited to that of independent contractor.

Should your company become insolvent or file a Petition in Bankruptcy or an assignment for the benefit of creditors, then, in that event, at our option, this agreement shall terminate.

In the event any dispute arises between us regarding this agreement or performance hereunder, the dispute shall be submitted for binding arbitration to the American Arbitration Association in the City of New York. Each of us will pay our own share of the arbitration fees of the American Arbitration Association. Any arbitration award shall be binding and may be filed in any court of general jurisdiction in the State of New York and a judgment may be entered upon said award and enforced in said court.

This agreement shall be interpreted in accordance with the law of the State of New York. It sets forth the entire understanding of the parties and supersedes any prior agreement whether oral or in writing. Any modification of this agreement must be in writing and duly signed by an officer of the company intended to be bound.

The parties agree to execute any further documents necessary to effectuate the intent of the parties as determined from this agreement.

All notices to be given under this agreement shall be in writing and mailed by certified mail, return receipt requested, to the address of each party as indicated in this agreement. Our address is set forth on our letterhead. Any change of address shall be in writing and mailed to the other party as a Notice as set forth in this agreement.

If this letter correctly sets forth our agreement, execute the duplicate original and return same to our office.


                                    Sincerely,


                                    Morton Berger
                                    President


Agreed and consented to the day and year
First above written.

U.S. Manufacturing And Assembling Company, Inc.



By:  Michael Altro, President